GOLDEN TELECOM, INC. LETTERHEAD

FOR IMMEDIATE RELEASE

Golden Telecom Announces 26.4% Increase in EPS for First Half of 2005 – Second Quarter Results
Strong

1H 2005 versus 1H 2004:

26.4% increase in basic EPS
28.5% increase in operating income
25.9% increase in net income
21.2% increase in EBITDA1
18.4% increase in revenues

Other Key Corporate Statistics for Q2 2005:

$ 7.3 million in dividends paid
$ 81.2 million in cash at quarter end
Long-Term Debt of $ 0.3 million

MOSCOW, Russia (August 4, 2005) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the second quarter of 2005 ended June 30, 2005.

For the fourteenth consecutive quarter, Golden Telecom reported profitable results. Basic earnings per share (“EPS”) increased by 14.9% to $0.54 in the second quarter of 2005 from $0.47 in the second quarter of 2004. For the first half of 2005, the basic EPS was $1.10, an increase of 26.4% from $0.87 for the first half of 2004.

During the financial quarter ended June 30, 2005, Golden Telecom’s consolidated net income increased by 17.2% to $19.8 million compared to $16.9 million in the second quarter of 2004. For the first half of 2005, consolidated net income grew by 25.9% to $39.8 million compared to $31.6 million for the first half of 2004.

The Company’s consolidated revenues rose by 19.2% to $165.5 million compared to $138.8 million in the financial quarter ended June 30, 2004. Consolidated revenues for the first half of 2005 grew to $322.0 million from $272.0 million, or 18.4%, when compared to the first half of 2004.

Additionally, compared to the second quarter of 2004, consolidated operating income in the second quarter of 2005 was $30.3 million, an increase of 20.2% from $25.2 million in the second quarter of 2004. For the first half of 2005, consolidated operating income grew by 28.5% to $59.5 million from $46.3 million in the first half of 2004.

The table below illustrates the consolidated results for second quarter 2005 as compared to second quarter 2004, as well as the first half of 2005 compared to the first half of 2004:

(Dollar amounts in millions)	2Q 2005	2Q 2004	Growth from	1H	1H	Growth from
			2Q 2005	2005	2004	1H 2005
			vs. 2Q 2004			vs. 1H 2004

Consolidated revenues	$165.5	$138.8	19.2%	$322.0	$272.0	18.4%
Operating income	$30.3	$25.2	20.2%	$59.5	$46.3	28.5%
Operating margin	18.3%	18.2%	–	18.5%	17.0%	–
Net income	$19.8	$16.9	17.2%	$39.8	$31.6	25.9%
EPS (basic)	$0.54	$0.47	14.9%	$1.10	$0.87	26.4%

Commenting on today’s announcement, Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, said, “We continue to see growth in our largest lines-of-businesses, Business and Corporate Services as well as Carrier and Operator Services. After taking into account the continuing evolution of the regulatory and telecommunications environment in Russia, the growth in our results for the second quarter of 2005 and the first-half of 2005 demonstrates that our people continue to focus on the underlying business to create value for our customers, employees, and shareholders.”

On July 19, 2005, Golden Telecom announced that due to the growth of its business, the senior officer positions of Chief Executive Officer and President of the Company are being separated. As of September 1, 2005, Jean-Pierre Vandromme will be the Chief Executive Officer of the Company. Mr. Vandromme is the founder and Managing Director of VoIP.co.uk, a UK based company that provides voice over broadband services to the residential and SOHO markets.

Financial Performance in Second Quarter 2005 and Operations:

The following table details our consolidated revenues results for the second quarter of 2005 as well as for each completed quarter of 2003, 2004, and 2005:

(Dollar amounts
in millions)	Q1	03	Q2	03	Q3	03	Q4	03	2003 Total	Q1 04	Q2 04	Q3 04	Q4 04	2004 Total	Q1	05	Q2	05
Business and Corporate	$39.0	$43.6		$46.7	$59.6	$188.9		$72.9	$78.9	$84.6		$88.4	$324.8	$88.1		$96.4
Carrier and Operator	29.8	26.8		32.9	39.0	128.5		45.7	44.7	53.4		55.1	198.9	53.0		54.5
Consumer Internet	7.1	7.2		7.2	9.3	30.8		11.1	11.4	10.9		12.1	45.5	11.8		10.7
Mobile	3.2	3.6		3.6	3.5	13.9		3.6	4.0	4.2		4.0	15.8	3.6		3.9
Corporate and Eliminations	(0.7)	(0.5)		(0.3)	(0.1)	(1.6)		(0.1)	(0.2)	(0.3)		(0.4)	(1.0)	–		–

Total Consolidated Revenues	$78.4	$80.7		$90.1	$111.3	$360.5		$133.2	$138.8	$152.8		$159.2	$584.0	$156.5		$165.5

Remarking on the second quarter and half-year 2005 results, Brian Rich, Senior Vice President, Chief Financial Officer and Treasurer, noted, “The Company had a strong second quarter and an impressive first half of the year demonstrated by our 2005 half-year EPS growth of 26.4% as compared to the first half of 2004. Also, we continue to see encouraging top-line growth opportunities in BCS and Carrier Services. When comparing second quarters 2005 versus 2004, we experienced consolidated revenues growth of 19.2%, consolidated operating income growth of 20.2%, and consolidated net income growth of 17.2%. Additionally, through our continued focus on costs, we have seen SG&A as a percentage of revenues decline from 18.1% in second quarter of 2004 to 17.4% in second quarter of 2005. The overall financial results through the first half of 2005 demonstrate that the synergies from previous acquisitions, such as Comincom and Combellga, are being realized.”

In Business and Corporate Services (“BCS”), our largest line-of-business, revenues increased by 22.2% in the second quarter of 2005 versus the second quarter of 2004. In the second quarter of 2005, operating income in BCS was $26.1 million, an increase of 39.6% from $18.7 million in the second quarter of 2004. For the first six months of 2005, revenues in BCS increased by 21.5% to $184.5 million compared to $151.8 million in the first six months of 2004, and for the same six month period comparison, operating income in BCS grew 40.5% to $49.3 million from $35.1 million. Revenues and operating income increases are due to continuing demand for wireline telecommunication solutions in general, but specifically due to an increase in demand for services in the Russian regions.

In the Carrier and Operator Services (“COS”) line-of-business, revenues increased by 21.9% in the second quarter of 2005 versus the second quarter of 2004. Operating income in COS was $7.1 million in the second quarter of 2005, a decrease of 7.8% from $7.7 million in the second quarter of 2004. This decrease was primarily due to two factors. First, in the second quarter of 2004, we sold higher margin products and services that specifically affected that quarter’s results as compared to subsequent quarters. Second, in the second quarter of 2005, COS experienced an increase in termination costs with other carriers that varied depending upon the type of traffic carried and location to which the traffic was carried. For the first six months of 2005, revenues in COS increased 18.9% to $107.5 million compared to $90.4 million in the first six months of 2004, and for the same six month period comparison, operating income in COS grew 8.0% to $14.9 million from $13.8 million. We continue to observe competitive pressure on revenues in the major cities and in the regions from established and new local competitors.

In the Consumer Internet line-of-business, revenues decreased by 6.1% in the second quarter of 2005 versus the second quarter of 2004. In the second quarter of 2005, the Consumer Internet line-of-business had an operating loss of $0.6 million, a decrease of 200.0% from operating income of $0.6 million in the second quarter of 2004. For the first six months of 2005 and 2004, revenues in the Consumer Internet line-of-business were $22.5 million for both periods, and for the same six month period comparison, operating income in Consumer Internet fell 31.3% to $1.1 million from $1.6 million. The decrease in operating income is due to the increasing availability of broadband Internet offerings from competitors, mainly in the Moscow market, and due to a decrease in the average revenue per dial-up Internet subscriber from $8.28 per month in the first six months of 2004 to approximately $7.40 per month over the same period in 2005. Despite the downward trend in average revenue per subscriber, we experienced an increase in the number of dial-up Consumer Internet subscribers from 385,451 as of June 30, 2004 compared to 394,250 as of June 30, 2005.2

With regard to Consumer Internet, we expect that broadband competition and substitution will increase in the future. The Company is currently exploring opportunities to enter the broadband market in major cities such as Moscow via wireless delivery mechanisms. In first quarter of 2005, the Company acquired 75% of Diacom, a Russian limited liability company, which holds 2.4 GHz frequencies that are used to deploy and operate Wi-Fi networks that are capable of delivering broadband offerings to consumers. The Company is currently evaluating various Wi-Fi technologies that are compatible with the Diacom frequencies.

In the Mobile line-of-business in Ukraine, revenues decreased 2.5% to $3.9 million from $4.0 million when comparing the second quarter of 2005 to the second quarter of 2004. Operating income in the Mobile line-of-business was $1.0 million in the second quarter of 2005, a decrease of 16.7% from $1.2 million in the second quarter of 2004. For the first six months of 2005, revenues in the Mobile line-of-business decreased 1.3% to $7.5 million compared to $7.6 million in the first six months of 2004, and for the same six month period comparison, operating income grew 5.0% to $2.1 million from $2.0 million.

Dividends, Cash, and Acquisitions:

On June 30, 2005, the Company paid a second quarter dividend of $0.20 per share to shareholders of record as of June 16, 2005 with the total dividend equaling $7.3 million. The Company maintained a consolidated cash balance of $81.2 million at the end of the second quarter of 2005. The Company expects to utilize debt as necessary for future acquisitions, but plans to continue funding operational expenses and capital expenditures, including some of the expenditures needed to comply with the regulatory requirements for an international and intercity long distance license, with cash generated from operating activities.

With regard to the previously announced and planned acquisition of Hudson Telecom with subsidiaries in the Rostov-On-Don region in Russia, the Company continues to work towards concluding that acquisition in the second half of 2005.

Regulatory:

On April 21, 2005, the government of the Russian Federation determined that telecommunications operators will contribute 1.2% of revenues from services provided to customers, excluding interconnection revenues and other operators’ traffic routing revenues, to the universal service fund. From May 3, 2005, the Company has accrued expenses related to this mandatory charge, and those expenses have been reflected in the lines-of-business operating margins discussed above. To date, the accrued universal service fund expense for May and June 2005, combined, was approximately $0.6 million.

On May 18, 2005, the Russian government implemented the second decree governing long-distance market liberalization in Russia. This decree, named ‘On the rules for providing local, intra-zone and long-distance telecom services’, specifies the relationship between local, zonal, and long distance telecommunications operators and subscribers. This decree supplemented the rules imposed by the government in March 2005 that put forth general principles related to capacity, licenses for international long distance traffic, voice over IP (“VoIP”) traffic, and interconnect pricing (the “Interconnection Rules”). The comprehensive interpretation and implementation of the Interconnection Rules are subject to and dependent upon pending regulatory acts yet to be released by the Russian government. These include Rules of Price Establishment for Interconnection and Traffic Routing, Regulations of Network Design, Rules of Non-Discriminatory Access to Infrastructure, and Calling Party Pays Regulations.

On May 31, 2005, Golden Telecom received an international and intercity license (“long distance license”) from Rossvyaznadzor that is valid until May 31, 2012. Rossvyaznadzor is a governmental body responsible for the control and the supervision of information technology and communications and reports to the Ministry of Communications. In order to utilize the long distance license, the Company would need to begin providing services no later than May 31, 2007. As a condition for providing services, the Company is required to fulfill certain network requirements specified in the Interconnection Rules and the long distance license. Golden Telecom is currently evaluating the capital and operational costs of implementing the known requirements for the long distance license.

To date, Golden Telecom is one of three companies to have received a long distance license. The government is issuing licenses as part of its plan to liberalize the telecommunications market in Russia in accordance with the “On Telecommunications” law of January 1, 2004 and the Interconnection Rules of March 2005. With regard to the long distance liberalization, on June 30, 2005, the Russian government announced that it has delayed implementation of the Interconnection Rules and long distance liberalization to January 1, 2006.

Michal Cupa, Senior Vice President and Chief Operating Officer, stated, “There are still unknown and yet to be clarified portions of the laws and regulations that will affect both the timing and cost of the long distance license implementation. A few of the crucial factors include specific guidelines and regulations related to tariffs, carrier pre-selection, and rules for non-discriminatory access to infrastructure. As the laws and regulations are made clearer by the government, Golden Telecom will evaluate the effects upon the Company, our customers, and our suppliers to determine how to best work within the rules and continue with our vision to be the leading telecommunications provider of choice for both business customers and Internet consumers in Russia and the CIS.”

Earnings Conference Call:

Additional financial information regarding Golden Telecom appears in Attachments A through E.

The Company’s management will discuss its second quarter 2005 results during a conference call on August 4, 2005 at 5:00 pm Moscow time (9:00 am Eastern Standard Time in the US). For US Callers, please call +1 (888) 423-3280, for International Callers, please call +1 (612) 332-0335. No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en.

The conference call replay will be available at +1 (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 791073. The conference call replay will be available from August 4, 2005 at 4:00 pm (Eastern Standard Time in the US) until August 12, 2005 at 3:59 pm (Eastern Standard Time in the US).

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber optic and satellite-based networks, including approximately 233 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our planned utilization of debt for future acquisitions, funding of operational expenses and capital expenditures with cash from operating activities, the future of broadband use and the impact on dial-up margins, the conclusion of the Rostov acquisition, our utilization of our long distance license, and our satisfaction of the license requirements specified in the interconnection rules. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not utilize debt for future acquisitions or fund operational expenses and capital expenditures with cash from operating activities, our inability to utilize the long distance license, that we do not conclude the Rostov acquisition, that macroeconomic and political factors may restrict growth in our operating markets, the possibility that our margins may weaken in the face of competition or adverse regulatory events, and the possibility that we are not able to close transactions as we expect. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2005, and the Company’s annual report on Form 10-K for the year ended December 31, 2004.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations (unaudited)
(Amounts in millions, except per share data)

	Three Months Ended:								Six Months Ended:
			6/30/04				6/30/05				6/30/04				6/30/05
Revenues			$138.8		$		165.5		$		272.0		$		322.0
Operating costs and expenses:
Access and network services (excluding			70.2				86.2				138.5				166.2
depreciation and amortization)
Selling, general and administrative (excluding			25.1				28.8				51.5				56.4
depreciation and amortization)
Depreciation and amortization			18.3				20.2				35.7				39.9
Operating Income			25.2				30.3				46.3				59.5
Other income (expense):
Equity in earnings (losses) of ventures			0.2			(	0.1	)			0.2			(	0.2	)
Foreign currency loss		(	1.0	)		(	0.5	)		(	0.2	)		(	0.2	)
Interest income, net			0.2				0.2				0.3				0.5

Total other income (expense)		(	0.6	)		(	0.4	)			0.3				0.1
Income before income taxes and minority interest			24.6				29.9				46.6				59.6

Minority interest			0.3				0.7				0.5				1.3
Income taxes			7.4				9.4				14.5				18.5

Net Income			$16.9		$		19.8		$		31.6		$		39.8

Basic earnings per share of common stock:
Basic earnings per share			$0.47		$		0.54		$		0.87		$		1.10

Weighted average common shares — basic			36.2				36.3				36.1				36.3

Diluted earnings per share of common stock:
Diluted earnings per share			$0.46		$		0.54		$		0.86		$		1.09

Weighted-average common shares — diluted			36.5				36.6				36.5				36.6

Cash dividend per share of common stock	$		0.20		$		0.20		$		0.40		$		0.40

– MORE –

ATTACHMENT B

Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)

		12/31/04				6/30/05
		(audited)				(unaudited)
ASSETS
Current assets
Cash and cash equivalents		$53.7		$		81.2
Accounts receivable, net		89.2				95.5
VAT receivable		19.0				18.5
Prepaid expenses and other assets		38.4				38.9

Total current assets		200.3				234.1
Property and equipment, net		347.9				358.3
Goodwill		146.3				146.3
Intangible assets, net		101.3				94.0
Restricted cash and other assets		10.0				9.7

TOTAL ASSETS		$805.8		$		842.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$81.5		$		86.5
VAT payable		14.2				16.5
Current capital lease obligations		2.3				2.4
Other current liabilities		18.5				20.4

Total current liabilities		116.5				125.8
Long-term debt and capital lease obligations		1.7				0.6
Other liabilities		49.4				50.7

TOTAL LIABILITIES		167.6				177.1
Minority interest		11.8				13.0
SHAREHOLDERS’ EQUITY
Common stock		0.4				0.4
Additional paid-in capital		669.7				670.5
Accumulated deficit	(	43.7	)		(	18.6	)

TOTAL SHAREHOLDERS’ EQUITY		626.4				652.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$805.8		$		842.4

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)

	Six Months Ended:
		6/30/04				6/30/05
		(unaudited)				(unaudited)
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$62.3		$		86.2
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	54.4	)		(	44.4	)
Acquisitions, net of cash acquired	(	14.8	)		(	0.9	)
Other investing		0.3				1.8

NET CASH USED IN INVESTING ACTIVITIES	(	68.9	)		(	43.5	)
FINANCING ACTIVITIES
Repayments of debt	(	0.5	)			--
Cash dividends paid	(	14.5	)		(	14.5	)
Net proceeds from exercise of employee stock options		4.2				0.6
Other financing	(	1.9	)		(	1.2	)

NET CASH USED IN FINANCING ACTIVITIES	(	12.7	)		(	15.1	)

Effects of exchange rate changes on cash and cash equivalents	(	0.1	)		(	0.1	)

Net increase (decrease) in cash and cash equivalents	(	19.4	)			27.5
Cash and cash equivalents at beginning of period		65.2				53.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$45.8		$		81.2

– MORE –

ATTACHMENT D

Golden Telecom, Inc.
Line-of-Business Statistics (unaudited)
(Amounts in millions)

The following table presents our consolidated segment information for the last five quarters.

Revenues:	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05
Business and Corporate	$78.9	$84.6	$88.4	$88.1	$96.4
Carrier and Operator	44.7	53.4	55.1	53.0	54.5
Consumer Internet	11.4	10.9	12.1	11.8	10.7
Mobile	4.0	4.2	4.0	3.6	3.9
Corporate and Eliminations	(0.2)	(0.3)	(0.4)	—	—

Total Consolidated Revenue	$138.8	$152.8	$159.2	$156.5	$165.5

Operating Income:
Business and Corporate	$18.7	$19.6	$17.6	$23.2	$26.1
Carrier and Operator	7.7	7.0	7.4	7.8	7.1
Consumer Internet	0.6	0.5	0.1	1.7	(0.6)
Mobile	1.2	1.3	1.4	1.1	1.0
Corporate and Eliminations	(3.0)	(2.6)	(3.1)	(4.6)	(3.3)

Total Consolidated Operating Income	$25.2	$25.8	$23.4	$29.2	$30.3

Operating Margin %	18.2%	16.9%	14.7%	18.7%	18.3%
Business and Corporate	23.7%	23.2%	19.9%	26.3%	27.1%
Carrier and Operator	17.2%	13.1%	13.4%	14.7%	13.0%
Consumer Internet	5.3%	4.6%	0.8%	14.4%	(5.6)%
Mobile	30.0%	31.0%	35.0%	30.6%	25.6%

– MORE –

ATTACHMENT E

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions)

	Three Months Ended:							Six Months Ended:
		6/30/04				6/30/05				6/30/04				6/30/05
EBITDA[1]		43.5				50.5				82.0				99.4
Depreciation and amortization		18.3				20.2				35.7				39.9
Operating Income		25.2				30.3				46.3				59.5
Other income (expense):
Equity in earnings (losses) of ventures		0.2			(	0.1	)			0.2			(	0.2	)
Foreign currency loss	(	1.0	)		(	0.5	)		(	0.2	)		(	0.2	)
Interest income (expense), net		0.2				0.2				0.3				0.5

Total other income (expense)	(	0.6	)		(	0.4	)			0.3				0.1
Income before income taxes		24.6				29.9				46.6				59.6

Minority interest		0.3				0.7				0.5				1.3
Income taxes		7.4				9.4				14.5				18.5

Net Income		$16.9		$		19.8		$		31.6		$		39.8

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.